Exhibit 2.4

PURCHASE AND SALE AGREEMENT
(POST OAK CENTRAL)
BETWEEN
CRESCENT POC INVESTORS, L.P.
as Seller
AND
COUSINS POC I LLC
as Purchaser
February 4, 2013

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TABLE OF CONTENTS

ARTICLE 1DEFINITIONS    1
ARTICLE 2PURCHASE AND SALE    6
2.1Agreement to Sell and Purchase; Parties Comprising Seller    6
2.2Permitted Exceptions    6
2.3Earnest Money    6
2.4Purchase Price    7
2.5Independent Contract Consideration    7
2.6Closing    7
ARTICLE 3PURCHASER’S INSPECTION AND REVIEW RIGHTS    9
3.1Due Diligence Inspections    9
3.2Reserved    10
3.3Condition of the Asset    10
3.4Title and Survey    10
3.5Operating Agreements    10
3.6Termination of Agreement    10
3.7Confidentiality    11
ARTICLE 4REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS    12
4.1Representations and Warranties of Seller    12
4.2As-Is Sale; Release    15
4.3Knowledge Defined    17
4.4Covenants and Agreements of Seller    17
4.5Representations and Warranties of Purchaser    19
ARTICLE 5CLOSING DELIVERIES, CLOSING COSTS AND
PRORATIONS    20
5.1Seller’s Closing Deliveries    20
5.2Purchaser’s Closing Deliveries    23
5.3Closing Costs    24
5.4Prorations and Credits    24
ARTICLE 6CONDITIONS TO CLOSING    27

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6.1Conditions Precedent to Purchaser’s Obligations    27
6.2Conditions Precedent to Seller’s Obligations    28
ARTICLE 7CASUALTY AND CONDEMNATION    28
7.1Casualty    28
7.2Condemnation    29
7.3Survival    30
ARTICLE 8DEFAULT AND REMEDIES    30
8.1Purchaser’s Default    30
8.2Seller’s Default    30
ARTICLE 9ASSIGNMENT    30
9.1Assignment    30
ARTICLE 10BROKERAGE COMMISSIONS    31
10.1Broker    31
ARTICLE 11MISCELLANEOUS    31
11.1Notices    31
11.2Possession    32
11.3Time Periods    32
11.4Publicity    32
11.5Discharge of Obligations    33
11.6Severability    33
11.7Construction    33
11.8Survival    33
11.9General Provisions    33
11.10Attorneys’ Fees    33
11.11Counterparts    34
11.12Jury Trial    34
11.13Reporting    34
11.14Governing Law    34
11.15Cooperation with Exchange    34
11.16Survival    35

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SCHEDULE OF EXHIBITS

Exhibit “A”	Description of Land
Exhibit “B”	Reserved
Exhibit “C”	List of Existing Commission Agreements
Exhibit “D”	Form of Escrow Agreement
Exhibit “E”	Reserved
Exhibit “F”	Schedule of Leases, Guaranties, Security Deposits and Prepaid Rent
Exhibit “G”	Exception Schedule
Exhibit “H-1”	List of Operating Agreements (terminable)
Exhibit “H-2”	List of Operating Agreements (not terminable)
Exhibit “I”	Form of Tenant Estoppel Certificate
Exhibit “J”	Pending Tax Appeals
Exhibit “K”	Unpaid Tenant Concessions
Exhibit “L”	Pending Litigation
Exhibit “M”	Environmental Matters
Exhibit “N”	Credits to Purchaser for Tenant Concessions and Free Rent

SCHEDULE OF CLOSING DOCUMENTS

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Schedule 1-A	Form of Special Warranty Deed
Schedule 1-B	Form of Quitclaim Deed
Schedule 2	Form of Bill of Sale to Personal Property
Schedule 3	Form of Assignment and Assumption of Leases
Schedule 4	Form of Assignment and Assumption of Operating Agreements
Schedule 5	Form of General Assignment of Seller’s Interest in Intangible Property
Schedule 6	Form of Seller’s Affidavit (for Purchaser’s Title Insurance Purposes)
Schedule 7	Form of Seller’s Certificate (as to Seller’s Representations and Warranties)
Schedule 8	Form of Seller’s FIRPTA Affidavit
Schedule 9	Form of Purchaser’s Certificate (as to Purchaser’s Representations and Warranties)
Schedule 10	Form of Domain Name Transfer Agreement
Schedule 11	Form of Title Commitment

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), is made and entered into this 4th day of February, 2013, by and between CRESCENT POC INVESTORS, L.P., a Delaware limited partnership (“Seller”) and COUSINS POC I LLC, a Georgia limited liability company (“Purchaser”).
Seller desires to sell the Asset (as such term is defined in this Agreement) and Purchaser desires to purchase the Asset on the terms and conditions set forth in this Agreement.
In consideration of the premises, the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by Seller and Purchaser, Seller and Purchaser covenant and agree as follows:

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ARTICLE I
DEFINITIONS
For the purposes of this Agreement, each of the following capitalized terms has the meaning set forth below:
“Assignment and Assumption of Leases” means the form of assignment and assumption of Leases and Security Deposits and obligations under the Commission Agreements to be executed and delivered by Seller and Purchaser at the Closing in the form attached as SCHEDULE 3.
“Asset” has the meaning in Section 2.1.
“Assignment and Assumption of Operating Agreements” means the form of assignment and assumption of the Operating Agreements to be executed and delivered by Seller and Purchaser at the Closing in the form attached as SCHEDULE 4.
“Audit Letter” has the meaning in Section 5.1(q).
“Bill of Sale” means the form of bill of sale to the Personal Property to be executed and delivered by Seller to Purchaser at the Closing in the form attached as SCHEDULE 2.
“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of Texas or the State of New York are authorized by law or executive action to close.
“Closing” means the consummation of the purchase and sale of the Asset pursuant to the terms of this Agreement.
“Closing Date” has the meaning in Section 2.6.
“Commission Agreements” has the meaning in Section 4.1(f).
“Domain Name Transfer Agreement” means the form of domain name transfer agreement for the domain name www.postoakcentral.com to be executed and delivered by Seller, Cassidy Turley and Purchaser at the Closing in the form attached as SCHEDULE 10.
“Due Diligence Material” has the meaning in Section 3.7.
“Earnest Money” means the sum of Two Million and No/100 Dollars ($2,000,000.00 U.S.) paid by Purchaser to Escrow Agent, together with any interest that accrues thereon.
“Easement Agreements” means collectively (i) that certain Easement and Right of Way Agreement dated July 31, 1974, by and between Raymond Brochstein, Joel Brochstein, Branard Brochstein and Robert Brochstein, RMI, Inc., a Texas corporation, and Ralph C. Rupley, Jr., Robert S. Rupley and Betty Rupley Allen recorded under Clerk's File No. E746455, of the Real Property Records of Harris County, Texas, and terminated by that certain Release and Termination of

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Easement and Right of Way Agreement recorded under Clerk's File No.20120327657, and (ii) that certain Grant of Easement dated July 26, 1988, from Raymond Brochstein, Branard Brochstein, Joel Brochstein, and Robert Brochstein to Post Oak Central, Ltd., a Texas limited partnership recorded under Clerk's File No. L774699, of the Real Property Records of Harris County, Texas, and terminated by that certain Release and Termination of Easement recorded under Clerk's File No. 20080222046.
“Effective Date” means the last date on which Purchaser, Seller and Escrow Agent have executed and delivered at least one (1) fully executed counterpart of the Escrow Agreement to each other party.
“Environmental Law” means any law, ordinance, rule, regulation, order, judgment, injunction or decree relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, any state and local environmental law, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued relative to the foregoing.
“Escrow Agent” means Fidelity National Title Insurance Company, 485 Lexington Ave, 18th Floor, New York, New York 10017, Attention: Terence Mullin.
“Escrow Agreement” means the Escrow Agreement in the form attached as EXHIBIT “D” entered into by Seller, Purchaser and Escrow Agent.
“FIRPTA Affidavit” means the form of FIRPTA Affidavit to be executed and delivered by Seller to Purchaser at Closing in the form attached as SCHEDULE 8.
“First Title Notice” has the meaning in Section 3.4.
“General Assignment” has the meaning in Section 5.1(e).
“Guaranties” means the guaranties identified on EXHIBIT “F” and any new guaranties delivered with new Leases pursuant to Section 4.4(a).
“Hazardous Substances” means any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is now or may in the future be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum, petroleum products, and polychlorinated biphenyls).
“Improvements” means all buildings, structures and improvements situated on the Land.
“Independent Consideration” has the meaning in Section 2.5.

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“Inspection Period” means the period expiring upon the execution and delivery of this Agreement.
“Intangible Property” means the intangible property, if any, owned by Seller and related to the Land and Improvements, including without limitation, Seller’s rights and interests, if any, in and to the following (to the extent assignable): (i) all assignable plans and specifications and other architectural and engineering drawings for the Land and Improvements; (ii) all assignable warranties or guaranties given or made with respect to the Improvements or Personal Property; (iii) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely related to the Land or Improvements; (iv) all of Seller’s right, title and interest in and to all assignable Operating Agreements that Purchaser agrees to assume (or is deemed to have agreed to assume); and (v) all of Seller’s right, title and interest, if any, in the name “Post Oak Central”.
“Land” means the parcels of real property which are described on EXHIBIT “A”, together with all rights, privileges and easements appurtenant to the real property, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed (and any strips and gores) adjacent to the Land.
“Lease” and “Leases” mean the leases with the tenants identified on EXHIBIT “F”, and any amended or new leases entered into pursuant to Section 4.4(a) of this Agreement.
“Monetary Objection “ or “Monetary Objections” means (a) any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering all or any part of the Asset, (b) any monetary lien (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees or any tenant of the Asset), and (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Asset which are delinquent.
“Morgan Stanley” means MSREF VII Global U.S. Holdings (FRC) L.L.C.
“Operating Agreements” means the agreements described on EXHIBIT “H-1” AND EXHIBIT “H-2” relating to the repair, maintenance or operation of the Land, Improvements or Personal Property.
“Other Notices of Sale” has the meaning in Section 5.1(o).
“Permitted Exceptions” means, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable, (b) the Leases, and (c) such other easements, restrictions and encumbrances of record as of the Effective Date that Purchaser has not objected to in accordance with Section 3.4. Under no circumstance will Monetary Objections constitute Permitted Exceptions.
“Personal Property” means all fixtures and fitting, furniture (including common area furnishings and interior landscaping items), carpeting, draperies, appliances, personal property

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(excluding any computer software which either is licensed to Seller or Seller deems proprietary), machinery, apparatus and equipment owned by Seller and currently used exclusively in the operation, repair and maintenance of the Land and Improvements and situated on the Land, if any, and all books, records, budgets and files (excluding any appraisals, strategic plans for the Asset, internal analyses, information regarding the marketing of the Asset for sale, submissions relating to Seller’s obtaining of trust, corporate or partnership authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller or Seller’s asset manager which Seller reasonably deems proprietary) relating to the Land and Improvements. The Personal Property does not include any property owned by tenants, contractors or licensees, and will be conveyed by Seller to Purchaser subject to depletions, replacements and additions in the ordinary course of Seller’s business.
“Purchase Price” is the amount specified in Section 2.4.
“Purchaser’s Certificate” has the meaning in Section 5.2(d).
“Purchaser’s Representatives” has the meaning in Section 3.1.
“Quitclaim Deed” has the meaning in Section 5.1(a).
“Security Deposits” mean the security deposits actually held by Seller with respect to the Leases.
“Seller’s Affidavit” has the meaning in Section 5.1(f).
“Seller’s Certificate” has the meaning in Section 5.1(g).
“Taxes” has the meaning in Section 5.4(a).
“TC 200 Cousins Party” means 3280 Peachtree III LLC, an affiliate of Purchaser.
“Tenant Concessions” means any out-of-pocket payments required under the Leases to be paid by the landlord to or for the benefit of the tenants which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, and moving, design, and refurbishment allowances and costs. The term “Tenant Concessions” does not include loss of income resulting from any free rental period, it being understood and agreed that Seller bears the loss resulting from any free rental period until the Closing Date and that Purchaser bears such loss from and after the Closing Date.
“Tenant Estoppel Certificate” or “Tenant Estoppel Certificates” mean the certificates to be sought from the tenants under the Leases in substantially the form attached as EXHIBIT ”I”; provided, however, if any Lease provides for the form or content of an estoppel certificate from the tenant under such Lease, the Tenant Estoppel Certificate with respect to such Lease may be in the form as called for in such Lease so long as such form contains substantially the same provisions as EXHIBIT ”I”.
“Tenant Notices of Sale” has the meaning in Section 5.1(n).

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“Terminus 100” means that certain 654,781 square foot office building and shared parking structure in Atlanta, Georgia currently owned by 3280 Peachtree I LLC.
“Terminus 200” means that certain 565,984 square foot office building in Atlanta, Georgia currently owned by Terminus 200 Owner.
“Terminus 200 Equity Contract” means that certain Membership Interest Purchase Agreement dated December 7, 2012 by and between TC 200 Cousins Party and Morgan Stanley, as amended by that certain Amendment No. 1 to Membership Interest Purchase Agreement dated January 30, 2013, whereby TC 200 Cousins Party contracted to acquire all of the indirect ownership interests of Morgan Stanley in Terminus 200 Owner.
“Terminus 200 Equity Closing” means the consummation of the transactions contemplated by the Terminus 200 Equity Contract.
“Terminus 200 Owner” means MSREF/Cousins Terminus 200 LLC, a joint venture between TC 200 Cousins Party and Morgan Stanley.
“Title Company” means Fidelity National Title Insurance Company, 485 Lexington Ave, 18th Floor, New York, New York 10017, Attention: Terence Mullin.
“Title Commitment” has the meaning in Section 3.4.
“Updated Survey” means the updated ALTA/ACSM survey with respect to the Land and the Improvements prepared by Terra Surveying Co., Inc., dated January 10, 2013, last revised January 30, 2013.
“Venture” means Terminus Office Holdings LLC, a Delaware limited liability company.
“Venture Closing” means the consummation of the transactions contemplated by the Venture Contract.
“Venture Contract” means that certain Sale and Contribution Agreement dated as of the date hereof by and between VC Cousins Party and VC SPF Party.
“VC Cousins Party” means collectively, Cousins Properties Incorporated, 3280 Peachtree I LLC and 3280 Peachtree III LLC, each an affiliate of Purchaser.
“VC SPF Party” means Terminus Acquisition Company LLC, an affiliate of Seller.
“Venture Property” means collectively, Terminus 100 and Terminus 200.
“Warranty Deed” has the meaning in Section 5.1(a).
ARTICLE 2
PURCHASE AND SALE

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2.1    Agreement to Sell and Purchase; Parties Comprising Seller. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase, the following property (collectively, the “Asset”):
(a)    the Land;
(b)    the Improvements;
(c)    all of Seller’s right, title and interest in and to the Leases, the Guaranties, and the Security Deposits;
(d)    the Personal Property; and
(e)    the Intangible Property.
2.2    Permitted Exceptions. The Asset will be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions.
2.3    Earnest Money.
(a)    Purchaser and Seller acknowledge that the Earnest Money has already been delivered to Escrow Agent. Upon the execution and delivery of this Agreement, the Earnest Money will be held and released by Escrow Agent in accordance with the terms of the Escrow Agreement.
(b)    The Earnest Money will be applied to the Purchase Price at the Closing and will otherwise be held, refunded, or disbursed in accordance with the terms of the Escrow Agreement and this Agreement. All interest and other income earned from time to time on the Earnest Money will be earned for the account of Purchaser, and will be a part of the Earnest Money.
2.4    Purchase Price. Subject to adjustment and credits as specified in this Section 2.4 and elsewhere in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Asset is Two Hundred Thirty Two Million Six Hundred Thousand and No/100 Dollars ($232,600,000.00 U.S.). The Purchase Price will be paid by Purchaser to Seller at the Closing as follows:
(a)    The Earnest Money will be paid by Escrow Agent to Seller at Closing; and
(b)    An amount equal to the Purchase Price will be paid by Purchaser to Seller at the Closing by wire transfer of immediately available federal funds to an account designated by Seller, less the amount of the Earnest Money paid by Escrow Agent to Seller at Closing, and subject to prorations, adjustments and credits as specified in this Agreement.
2.5    Independent Contract Consideration. A portion of the Earnest Money in an amount of One Hundred and No/100 Dollars ($100.00) (the “Independent Consideration”), will be earned by Seller upon execution and delivery of this Agreement by Seller and Purchaser. Seller and Purchaser mutually acknowledge and agree that $100.00 represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to inspect

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the Asset pursuant to Article 3. This amount is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events. Upon the Closing or earlier termination of this Agreement, the Independent Consideration will be paid to Seller.
2.6    Closing.
(a)    The consummation of the sale by Seller and purchase by Purchaser of the Asset (the “Closing”) will be held on February 7, 2013 (the “Scheduled Closing Date”) subject to any rights that either Party may have to adjourn the Closing under this Agreement or automatic adjournment as expressly provided below (the date on which the Closing actually occurs, the “Closing Date”).  Seller and Purchaser agree to cooperate with one another to effect an escrow closing with the documents to be executed by each party to be delivered to Escrow Agent or to another mutually acceptable escrow agent so as to obviate the need for the representatives of Seller and Purchaser to attend the Closing. It is expressly understood and agreed that (i) the Venture Closing will take place over two days but all funds for the Venture Closing will remain in escrow until the Closing and funds for both the Venture Closing and the Closing will be released simultaneously, and (ii) the Closing under this Agreement is specifically contingent upon the Venture Closing which, in turn, is specifically contingent upon the Terminus 200 Equity Closing occurring simultaneously with, or prior to, the Venture Closing.  If either the Venture Contract or the Terminus 200 Equity Contract is terminated, then the parties to this Agreement shall have the rights and remedies set forth in this Section. If the closing under either the Venture Contract or the Terminus 200 Equity Contract is adjourned in accordance with the respective terms of such contracts, the Closing under this Agreement shall also be adjourned.
(b)    Purchaser shall, and shall cause TC Cousins Party to, (A) timely perform in all material respects all of TC Cousins Party’s obligations under the Terminus 200 Equity Contract, (B) keep Seller reasonably informed on a reasonable basis as to the status and progress of the Terminus 200 Equity Contract, (C) promptly after the submission to Morgan Stanley of any (i) notices of default, (ii) notices of adjournment, (iii) notices of termination and (iv) notices relating to the failure of a condition precedent, proposed changes to the purchase price, or the Estimated Free Rent Credit or proposals as to the amount of the Final Free Rent Credit (as such terms are defined in the Terminus 200 Equity Contract)), deliver a copy of same to Seller, (D) promptly provide Seller with a copy of any (i) notices of default, (ii) notices of adjournment, (iii) notices of termination and (iv) notices relating to the failure of a condition precedent, proposed changes to the purchase price, or the Estimated Free Rent Credit or proposals as to the amount of the Final Free Rent Credit), received in connection with the Terminus 200 Equity Contract, (E) obtain Seller’s consent to any proposed material amendment or modification to the Terminus 200 Equity Contract, including, but not limited to, any amendment extending the date of the Terminus 200 Equity Closing (other than as expressly contemplated therein, but in such instance, Purchaser shall promptly deliver a copy of same to Seller) or mutual termination of the Terminus 200 Equity Contract, and (F) not exercise the termination right under Section 7.1(f) of the Terminus 200 Equity Contract (the “Convenience Termination Right”).
(c)    In connection with any termination of the Venture Contract, if the Venture Closing is not consummated on account of (1) a breach or default by VC SPF Party, Seller shall be

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deemed to be in default under this Agreement and Purchaser shall be entitled to the rights and remedies described in Section 8.2 or (2) a breach or default by VC Cousins Party, Purchaser shall be deemed to be in default under this Agreement and Seller shall be entitled to the rights and remedies described in Section 8.1. If the Venture Closing is not consummated on account of (1) the failure of a condition precedent under the Venture Contract benefitting either party thereto that has not been waived (but excluding any condition precedent on account of a breach or default by a party to the Venture Contract), or (2) the exercise of any termination option expressly set forth in the Venture Contract (but excluding any termination option on account of a breach or default by a party to the Venture Contract), including, for example, a termination option resulting from a casualty or condemnation, such failure to consummate the Venture Closing shall be deemed to be a failure of a condition precedent to the obligations of Seller and Purchaser under this Agreement but shall not be deemed to be a default by Seller or Purchaser under this Agreement and, Escrow Agent shall promptly return the Earnest Money to Purchaser and, following such return, and, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, Seller and Purchaser will have no further rights or obligations under this Agreement.
(d)    If the Terminus 200 Equity Closing is not consummated on account of (1) the failure of a condition precedent under the Terminus 200 Equity Contract benefitting TC Cousins Party (not related to a breach or default by Morgan Stanley), or (2) the exercise of any termination option expressly set forth in the Terminus 200 Equity Contract (not related to a breach or default by TC Cousins Party or Morgan Stanley and excluding the Convenience Termination Right), including, for example, a termination option resulting from a casualty or condemnation and provided that, in each case, the termination option did not arise as a result of a breach by Purchaser of its obligation to obtain Seller’s consent to any material amendment or modification to the Terminus 200 Equity Contract, as provided in Section 2(b) of this Agreement, such failure to consummate the Terminus 200 Equity Closing shall be deemed to be a failure of a condition precedent to the obligations of Seller and Purchaser under this Agreement but shall not be deemed to be a default by Seller or Purchaser under this Agreement and Escrow Agent shall promptly return the Earnest Money to Purchaser and, following such return, and, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, Seller and Purchaser will have no further rights or obligations under this Agreement.  If the Terminus 200 Equity Closing is not consummated and such failure to consummate arises out of any of the following: (x) TC Cousins Party being in breach or default under the Terminus 200 Equity Contract, (y) Purchaser having failed to obtain Seller’s consent to any material amendment or modification to the Terminus 200 Equity Contract, or (z) Purchaser having exercised the Convenience Termination Right, then, in each case, Purchaser shall be deemed to be in default under this Agreement and Seller shall be entitled to the rights and remedies described in Section 8.1. If the Terminus 200 Equity Closing is not consummated on account of a default or breach by Morgan Stanley under the Terminus 200 Equity Contract, such failure to consummate the Terminus 200 Equity Closing shall be deemed to be a failure of a condition precedent to the obligations of Seller and Purchaser under this Agreement but shall not be deemed to be a default by Seller or Purchaser under this Agreement, and in such case, this Agreement shall terminate and the Earnest Money shall be disbursed as follows:

i.	if Purchaser shall have caused TC Cousins Party to diligently and continuously enforce its right to specific performance of the Terminus

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200 Equity Contract then Escrow Agent shall promptly return the Earnest Money to Purchaser; or

ii.
if Purchaser shall have failed to cause TC Cousins Party to diligently and continuously enforce its right to specific performance of the Terminus 200 Equity Contract then Escrow Agent shall promptly (x) pay to Seller from the Earnest Money, an amount, not to exceed $500,000.00, equal to the actual out-of-pocket expenses incurred by or on behalf of Seller and VC SPF Party in connection with this Agreement, the Venture Agreement and the transactions contemplated by this Agreement and the Venture Agreement and (y) return the balance of the Earnest Money to Purchaser.

Following the payment of the Earnest Money pursuant to (i) or (ii) above, Seller and Purchaser will have no further rights or obligations under this Agreement except for those provisions of this Agreement which by their express terms survive the termination of this Agreement.
ARTICLE 3
PURCHASER’S INSPECTION AND REVIEW RIGHTS
3.1    Due Diligence Inspections. Reference is hereby made to that certain Access Agreement dated as of December 12, 2012 by and between Cousins Properties Incorporated and Seller (as amended, the “Access Agreement”). Sections 1 and 10 of the Access Agreement are hereby incorporated by reference herein and the Access Agreement shall be binding upon Purchaser as though Purchaser had also entered into and executed same as “Prospective Purchaser” thereunder. All references in the Access Agreement to “Prospective Purchaser” shall be deemed to include both Purchaser and Cousins Properties Incorporated.
3.2    Reserved.
3.3    Condition of the Asset. Seller recommends that Purchaser employ one or more independent engineering and/or environmental professionals to perform engineering, environmental and physical assessments of the Asset.
3.4    Title and Survey. Purchaser has received the Texas standard form title insurance commitment from the Title Company with respect to the Asset, a copy of which is attached as Schedule 11 (the “Title Commitment”) and the Updated Survey. Purchaser will have until the expiration of the Inspection Period to give written notice (the “First Title Notice”) to Seller of any objections Purchaser has to any exceptions to title disclosed in the Title Commitment or any matters revealed by the Updated Survey. At any time after the First Title Notice and prior to the Closing Date, Purchaser may give written notice of exceptions to title first appearing of record after the effective date of the Title Commitment or on any update to the Updated Survey. Seller has the right, but not the obligation (except as to Monetary Objections), to attempt to remove, satisfy or otherwise cure any exceptions to title to which Purchaser objects. Within five (5) days after receipt of Purchaser’s First Title Notice (or any subsequent notice given with respect to exceptions to title first disclosed to Purchaser in writing by an update to the Title Commitment or first appearing of

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record after the effective date of the Title Commitment or on any update of the Updated Survey), Seller will give written notice to Purchaser informing Purchaser of Seller’s election with respect to such objections. If Seller fails to give written notice within the five (5) day period, Seller is deemed to have declined to cure the objections (other than Monetary Objections). Except as to Monetary Objections (which Seller will be obligated to discharge), if Seller declines, or is deemed to have declined, to cure any exceptions to title to which Purchaser has objected or if, after electing to attempt to cure, Seller determines and notifies Purchaser in writing that it is unable to remove, satisfy or otherwise cure any such exceptions, Purchaser’s sole remedy will be either (i) to accept title to the Asset subject to such exceptions as if Purchaser had not objected and without reduction of the Purchase Price, or (ii) to terminate this Agreement within five (5) Business Days after the date Seller declines (or is deemed to decline) to cure any objection or advising Purchaser that Seller is unable to do so. On any such termination under clause (ii) above, Escrow Agent will promptly return the Earnest Money to Purchaser and, following such return, and, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, Seller and Purchaser will have no further rights or obligations under this Agreement. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller is obligated to cure or satisfy all Monetary Objections at or prior to Closing, and may use the proceeds of the Purchase Price at Closing for such purpose.
3.5    Operating Agreements. Prior to the expiration of the Inspection Period, Purchaser will designate in writing which Operating Agreements, if any, Purchaser will assume and which Operating Agreements will be terminated by Seller at Closing; provided, however, that Seller will not be obligated to terminate (and Purchaser will not be obligated to assume) Operating Agreements, if any, that cannot be terminated by Seller upon thirty (30) days, or less, prior notice or that can be terminated by Seller only upon payment of a fee, premium, penalty or other form of early termination compensation. Taking into account any credits or prorations to be made pursuant to Article 5, Purchaser will assume the obligations first arising from and after the Closing Date under those Operating Agreements which will not be terminated. Seller, without cost to Purchaser, will terminate at Closing all Operating Agreements required by this Section 3.5 to be so terminated. If Purchaser fails to give notice to Seller, Purchaser will be deemed to have elected to assume all the Operating Agreements and to have waived its right to require Seller to terminate such Operating Agreements at Closing.
3.6    Termination of Agreement. Purchaser will have until the expiration of the Inspection Period to determine, in Purchaser’s sole opinion and discretion, the suitability of the Asset for acquisition by Purchaser. Purchaser has the right for any reason or no reason to terminate this Agreement at any time on or before expiration of the Inspection Period by giving written notice to Seller. If Purchaser elects to terminate this Agreement pursuant to this Section 3.6, Escrow Agent will promptly pay the Earnest Money to Purchaser, and, following such payment, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, Seller and Purchaser will have no further rights or obligations under this Agreement. If Purchaser fails to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser will have no further right to terminate this Agreement pursuant to this Section 3.6.

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3.7    Confidentiality. All information acquired by Purchaser or any of Purchaser’s Representatives with respect to the Asset, whether delivered by Seller or any of Seller’s representatives or obtained by Purchaser as a result of its inspection and investigation of the Asset, examination of Seller’s books, records and files, or otherwise (collectively, the “Due Diligence Material”) will be used solely for the purpose of determining whether the Asset is suitable for Purchaser’s acquisition and ownership and for no other purpose whatsoever. The terms and conditions which are contained in this Agreement and all Due Diligence Material which is not published as public knowledge or which is not generally available in the public domain will be kept in strict confidence by Purchaser and will not be disclosed to any individual or entity other than to Purchaser’s Representatives for the purpose of assisting Purchaser in evaluating or acquiring or financing the Asset. However, Purchaser will have the right to disclose any such information if required by applicable law or as may be necessary in connection with any court action or other legal process. The limitations on disclosure contained in this Section 3.7 will not apply to any information (a) which at the time of disclosure is in the public domain, or (b) which after disclosure comes into the public domain for any reason except failure by Purchaser to comply with the terms of this Agreement. Purchaser agrees to indemnify and hold Seller harmless from and against any and all loss, liability, cost, actual damage or expense that Seller may suffer or incur (including, without limitation, reasonable attorneys’ fees actually incurred, but excluding consequential damages) as a result of the unpermitted disclosure or use of any of the Due Diligence Material. If Purchaser elects to terminate this Agreement or if the Closing fails to occur for any reason, Purchaser will promptly destroy all Due Diligence Material in the possession of Purchaser or maintain the same as confidential in a manner consistent with this Section 3.7.
ARTICLE 4
REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS
4.1    Representations and Warranties of Seller. Seller makes the following representations and warranties to Purchaser:
(a)    Organization, Authorization and Consents. Seller is a duly organized and validly existing entity under the laws of the State of its formation. Seller has the right, power and authority to enter into this Agreement and to convey the Asset in accordance with the terms and conditions of this Agreement. The person executing this Agreement on behalf of Seller is authorized to do so.
(b)    Action of Seller, Etc. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement. On the applicable execution and delivery of this Agreement or any document to be delivered by Seller on or prior to the Closing, this Agreement and such document will constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors. No approvals or consents by third parties are required in order for Seller to consummate the transactions contemplated under this Agreement

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(c)    No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions of this Agreement, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance on the Asset pursuant to the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.
(d)    Litigation. Other than as set forth on EXHIBIT “L”, there is no litigation currently pending against the Seller or the Asset, and Seller has received no written notice that any claim, investigation, action or proceeding is pending or threatened against Seller or the Asset. Seller has received no written notice that, and has no actual knowledge of, any claim, investigation, action or proceeding is pending or threatened, which (i) if determined adversely to Seller or the Asset, would materially and adversely affect the use or value of the Asset, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant to this Agreement, or (iii) involves condemnation or eminent domain proceedings involving the Asset.
(e)    Existing Leases and Guaranties. Other than the Leases with the tenants listed on EXHIBIT “F”, there are no agreements (written or oral) in the nature of space leases, license, franchises or occupancy agreements, or any amendments, side letters or other documents related thereto affecting the Asset. EXHIBIT “F” contains a complete list of all Leases, Guaranties, security deposits and prepaid rent. The copies of the Leases and Guaranties delivered by Seller to Purchaser are true, correct and complete copies including all amendments. Except as set forth in item 2 on EXHIBIT ”G”, (i) there are no uncured landlord defaults under any of the Leases, (ii) Seller has not sent any written notice of default to any tenant under any of the Leases which remain uncured, (iii) there are no monetary defaults by any tenants under any of the Leases which remain uncured, and (iv) to Seller’s knowledge, there are no other defaults by any tenants under the Leases which remain uncured. As of the date hereof, the Security Deposits under the Leases are as set forth on EXHIBIT “F”. Except as set forth on EXHIBIT “G”, no tenant or occupant under any of the Leases has paid any rent for more than one month in advance. No tenant or occupant under the Leases is entitled to any free rent, abatement of rent, Tenant Concession, or to any reimbursement, credit or payment, except as set forth on EXHIBIT “K”. Except as set forth on EXHIBIT “G”, Seller has completed all required landlord construction obligations under the Leases. The Seller is the landlord under each of the Leases and has not assigned, mortgaged, pledged, sublet, hypothecated or otherwise encumbered any of its rights or interests under any of the Leases. Except as set forth on EXHIBIT “G”, there are no pending challenges or audits of charges brought by or on behalf of any occupant of the Asset. Seller has delivered to Purchaser a copy of Seller’s rent roll that is the rent roll Seller uses in the ordinary course of business, current as of the date set forth on the rent roll. However, Seller makes no representation or warranty as to the accuracy or completeness of the rent roll delivered to Purchaser.
(f)    Leasing Commissions; Management and Leasing Agreement. (i) There are no lease brokerage agreements, leasing commission agreements or other agreements (“Commission Agreements”) providing for payments of any amounts to brokers or leasing agents for leasing activities or procuring tenants (“Leasing Commissions”) with respect to the Asset other than as disclosed on EXHIBIT “C”, and (ii) there are no agreements currently in effect relating to the

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management and leasing of the Asset other than as disclosed on EXHIBIT “C”. Except as set forth on EXHIBIT “G”, all Leasing Commissions accrued or due and payable under the Commission Agreements for the signed Leases have been paid in full by Seller.
(g)    Taxes and Assessments. Except as may be set forth on EXHIBIT “J”, Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Asset which remain pending.
(h)    Environmental Matters. Except as set forth on EXHIBIT “M”, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of any Environmental Law with respect to the Asset that remain uncured.
(i)    Compliance with Laws. Seller has received no written notice alleging any violations of law with respect to the Asset that remain uncured.
(j)    Other Agreements. The Operating Agreements set forth on EXHIBIT “H-2” are all of the Operating Agreements that cannot be terminated by Seller upon thirty (30) days, or less, prior notice or that can be terminated by Seller only upon payment of a fee, premium, penalty or other form of early termination compensation. Except for the Leases, the Guaranties, the Commission Agreements, the Operating Agreements, and the Permitted Exceptions, there are no service contracts, leases, management agreements, brokerage agreements or other agreements or instruments in force or effect that grant to any person or any entity any right, title, interest or benefit in and to all or any part of the Asset or any rights relating to the use, operation, management, leasing, maintenance or repair of all or any part of the Asset which will survive the Closing or be binding upon Purchaser other than those which Purchaser has agreed in writing to assume prior to the expiration of the Inspection Period (or is deemed to have agreed to assume).
(k)    Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.
(l)    Condemnation; Assessments. Seller has received no written notice of, and, to Seller’s knowledge, there has been no commencement or threatened (in writing) commencement of any proceedings for taking by condemnation or eminent domain of any part of the Asset. To Seller’s knowledge, Seller has received no written notice of any special assessments affecting (or pending with respect to) the Asset.
(m)    Employees. Seller has no employees to whom by virtue of such employment and as a result of Purchaser’s acquisition of the Asset, Purchaser will have any obligation after the Closing.
(n)    OFAC. Neither Seller nor any entity or person with greater than a 25% direct or indirect interest in Seller (i) is named on any list (“OFAC List”) of persons, entities and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 – Blocking Property and Prohibiting

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Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order 13224”), as in effect on the date hereof, (ii) is included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship, or services of any kind to, or otherwise knowingly associated with any of the persons, entities or governments referred to or described in any OFAC List, or (iii) has knowingly conducted business with or knowingly engaged in any transaction with any person, entity or government named on any OFAC List, or any person, entity or government included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or, to Sellers’ knowledge, otherwise associated with any of the persons, entities or governments referred to or described in any OFAC List.
(o)    Bankruptcy. Seller has not (i) made a general assignment for the benefit of its creditors, (ii) admitted in writing its inability to pay its debts as they mature, (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect or (iv) become generally unable to meet its financial obligations as they accrue. There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Seller, or the debts of Seller under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for Seller or all or any substantial part of its property.
(p)    Personal Property. Seller has good title to the Personal Property.
(q)    Audit Confirmations. All confirmations made by Seller in that certain audit letter to Frazier & Deeter, LLC (each, a “Confirmation” and collectively, the “Confirmations”) are hereby incorporated by reference herein and will be deemed to be made by Seller with the same force and effect as if same were explicitly contained in this Section 4.1 as representations. All references to “representations and warranties in this Agreement”, “representations and warranties made in this Agreement”, “representations and warranties contained in this Agreement” (or words of similar import) shall be deemed to include the Confirmations. If Seller shall breach any Confirmation, Seller’s liability to Purchaser for such breach shall be limited in accordance with this Section 4.1.
(r)    Easements. To Seller’s knowledge, no sums are owed by Seller to any grantor under the Easement Agreements.
The representations and warranties made in this Agreement by Seller will be continuing and will be deemed remade by Seller as of the Closing Date with the same force and effect as if made on, and as of, such date, subject to Seller’s right to update such representations and warranties by written notice to Purchaser and in Seller’s certificate to be delivered pursuant to Section 5.1(g) (provided any such update will not excuse any change in facts resulting from a default by Seller under this Agreement or any other documents delivered with respect to the transaction contemplated under this Agreement). All representations and warranties made in this Agreement by Seller will survive the Closing; provided, that, Purchaser shall be deemed to have waived all claims breaches of representations and warranties and any applicable statute of limitations on account of such breach unless, within one (1) year following Closing, Purchaser has provided Seller written notice of an alleged breach thereof (which notice, to be effective as such, must set forth the representation or

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warranty allegedly breached and also contain a reasonable description of the factual basis upon which such claim is based).
Notwithstanding anything to the contrary contained in this Agreement, Seller will have no liability to Purchaser for the breach of any representation or warranty made in this Agreement unless the loss or damage resulting from Seller’s breach of its representations and warranties exceeds, in the aggregate, Fifty Thousand and No/100 Dollars ($50,000.00 US), in which event Seller will be liable for each dollar of damages resulting from the breach or breaches of its representations and warranties, but in no event will Seller’s total liability for any such breach or breaches exceed, in the aggregate, Five Million and No/100 Dollars ($5,000,000.00 US); provided, however, that such limitations of liability shall not apply to any breach by Seller with respect to its representation and warranty as to the free rent, abatement of rent, Tenant Concessions or any reimbursements, credits or payments owed to a tenant, as set forth in subsection 4.1(e) above. In no event will Seller be liable for, nor will Purchaser seek, any consequential, indirect or punitive damages; and in no event will any claim for a breach of any representation or warranty of Seller be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to the Closing or which was contained in the secure electronic data room established by or on behalf of Seller. The provisions of this paragraph shall survive Closing.
4.2    As-Is Sale; Release. Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying on its own investigation or that of Purchaser’s own consultants and representatives with respect to the physical, environmental, economic and legal condition of the Asset (other than Seller’s representations and warranties contained in this Agreement and/or in any document delivered by Seller at Closing pursuant to this Agreement), and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be executed and delivered by Seller to Purchaser at the Closing, made (or purported to be made) by Seller or anyone acting or claiming to act on Seller’s behalf. Purchaser will inspect the Asset and will be fully familiar with its physical condition and, subject to the terms and conditions of this Agreement, will purchase the Asset in an “as is” condition, “with all faults,” on the Closing Date (other than Seller’s representations and warranties contain in this Agreement and/or in any document delivered by Seller at Closing pursuant to this Agreement).
NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE EXECUTED AND DELIVERED BY SELLER TO PURCHASER AT THE CLOSING, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER WHATSOEVER, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE ASSET, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR USE, OR WITH RESPECT TO THE VALUE, PROFITABILITY OR MARKETABILITY OF THE ASSET. PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE EXECUTED AND DELIVERED BY SELLER TO PURCHASER AT THE CLOSING, SELLER HAS NOT MADE, DOES NOT AND WILL NOT MAKE ANY REPRESENTATION OR

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WARRANTY WITH REGARD TO THE CONDITION OR COMPLIANCE OF THE ASSET WITH RESPECT TO ANY ENVIRONMENTAL PROTECTION, HUMAN HEALTH, SAFETY, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING BUT NOT LIMITED TO THOSE PERTAINING TO THE USE, HANDLING, GENERATION, TREATMENT, STORAGE, MANAGEMENT, OR DISPOSAL OF ANY TOXIC OR HAZARDOUS SUBSTANCES, HAZARDOUS WASTE OR TOXIC, REGULATED SUBSTANCES, INCLUDING WITHOUT LIMITATION PETROLEUM PRODUCTS, ASBESTOS, LEAD-BASED PAINT AND OTHER SUBSTANCES. PURCHASER IS PURCHASING THE ASSET IN AN “AS IS” CONDITION, “WITH ALL FAULTS” AND WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE EXECUTED AND DELIVERED BY SELLER TO PURCHASER AT THE CLOSING.
In reliance on the truth and accuracy of the representation and warranty made by Seller in Section 4.1(h) of this Agreement, to the fullest extent permitted by law, Purchaser unconditionally waives and releases Seller, and its partners, beneficial owners, officers, directors, shareholders and employees from any present or future claims and liabilities of any nature arising from or relating to the presence or alleged presence of Hazardous Substances in, on, at, from, under or about the Asset or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law, regardless of whether such Hazardous Substances are located in, on, at, from, under or about the Asset or any adjacent property prior to or after the date of this Agreement. In addition, notwithstanding anything contained herein to the contrary, Purchaser shall have the right to implead or otherwise seek joinder of Seller with respect to any claims brought against Purchaser by a third party unaffiliated with Purchaser relating to Hazardous Substances disposed of or released in, on or under the Land and/or Improvements during Seller’s period of ownership of the Asset for which Seller shall be liable under any statute concerning liability for contamination by Hazardous Substances. The terms and provisions of this Section 4.2 will survive Closing.
4.3    Knowledge Defined. All references in this Agreement to the “knowledge of Seller” will refer only to the actual knowledge of Virgilio De La Piedra, whom is the asset manager responsible for the Asset at J.P. Morgan Investment Management Inc. The term “knowledge of Seller” will not be construed, by imputation or otherwise, to refer to the knowledge of any affiliate of Seller, or to any other partner, beneficial owner, officer, agent, manager, representative or employee of Seller, or any of their respective affiliates, or to impose on any of the individuals named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There will be no personal liability on the part of the individuals named above arising out of any representations or warranties made in this Agreement or otherwise. All references in this Agreement to the “knowledge” of Purchaser or words of similar import will refer only to the actual knowledge of Colin Connolly, the acquisition officer of Cousins Properties Incorporated responsible for this transaction, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any affiliate of Purchaser, or to any other partner, beneficial owner, officer, agent, manager, representative or employee of Purchaser, or any of their respective affiliates.
4.4    Covenants and Agreements of Seller.

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(a)    Leasing Arrangements. During the pendency of this Agreement except as provided in this clause (a), Seller will not enter into any lease, license or other occupancy agreement affecting the Asset, or modify, amend, or terminate, any of the existing Leases without Purchaser’s prior written consent in each instance, each of which requests will be accompanied by a copy of any proposed modification or amendment of an existing Lease or of any new Lease that Seller wishes to execute between the Effective Date and the Closing Date, including, without limitation, a description of any Tenant Concessions, free rent and Leasing Commissions associated with any proposed renewal or expansion of an existing Lease or with any such new Lease.
Notwithstanding any other provision of this Agreement to the contrary, Purchaser’s consent is not required for managerial activities related to the Leases conducted in the ordinary course, such as providing estoppel certificates and executing agreements establishing critical lease dates (such as commencement dates, rent commencement dates, expiration dates, etc., but excluding (i) any action relating to common area maintenance or other tenant reimbursables with respect to a tenant or other occupant of the Asset that would impact any period after the Effective Date, except to the extent approved as an Approved Lease (as hereinafter defined), or (ii) the granting of any concession to a tenant or other occupant of the Asset for (or impacting) any period after the Effective Date, except to the extent approved as an Approved Lease. Seller will deliver copies of all of such documents promptly to Purchaser, but in all events not later than five (5) Business Days prior to Closing. With regard to all correspondence to and from Seller and Purchaser relating to leasing activities pursuant to this Section 4.4(a), it is agreed that the correspondence may be given by e-mail to Virgilio V. De La Piedra (virgilio.v.delapiedra@jpmorgan.com) of Seller and Colin Connolly (colinconnolly@cousinsproperties.com) of Purchaser so that the timeliness of information sharing and response on these matters will be enhanced.
(b)    New Operating Agreements. During the pendency of this Agreement, Seller will not enter into any contract, or modify, amend, renew or extend any existing contract, that will be an obligation affecting the Asset subsequent to the Closing or terminate any of the Operating Agreements which Purchaser has elected to assume without Purchaser’s prior written consent in each instance.
(c)    Operation of Asset. During the pendency of this Agreement, Seller will continue to operate and maintain the Asset in a manner consistent with Seller’s past practices in the normal course of business.
(d)    Insurance. During the pendency of this Agreement, Seller will, at its expense, continue to maintain the insurance policies covering the Improvements which are currently in force and effect.
(e)    Tenant Estoppel Certificates. Seller will endeavor in good faith (but without obligation to incur any material cost or expense) to obtain and deliver to Purchaser prior to Closing a written Tenant Estoppel Certificate in the form attached as EXHIBIT “I” signed by each of the tenants under the Leases (unless such tenant’s Lease provides for a different form of estoppel, in which event the form required by such Lease will be sufficient to satisfy the requirements set forth in Section 6.1(e), provided such form is consistent with Exhibit “I”); provided that delivery of such signed Tenant Estoppel Certificates will be a condition of Closing only to the extent set forth

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in Section 6.1(e); and in no event will the inability or failure of Seller to obtain and deliver the Tenant Estoppel Certificates be a default of Seller.
(f)    Notices. Seller will keep Purchaser informed as to all material developments with respect to the Asset including, without limitation, providing Purchaser with (i) prompt notice of all new Leases and Operating Agreements or modifications to existing Leases and Operating Agreements entered into in accordance with the terms of this Agreement (together with copies thereof), (ii) copies of all material correspondence received or delivered with respect to the Asset (including default notices under the Leases and Operating Agreements), promptly following receipt or delivery, and (iii) notice of any breach of the representations and warranties of Seller contained in this Agreement promptly following Seller becoming aware of any such breach.
(g)    Ongoing Lawsuit. With respect to Case No. 2011-69511, styled POC Lease Holdings, LLC v. Crescent POC Investors, L.P., filed in the 234th District Court of Harris County, Texas (the “Ongoing Lawsuit”), Seller hereby agrees to continue to defend the Ongoing Lawsuit at its sole cost and expense both prior to the Closing and after the Closing. If the Purchaser or any Affiliate is named as a defendant in the Ongoing Lawsuit, Seller hereby agrees to defend Purchaser and any such Affiliate at Seller’s sole cost and expense with attorneys selected by Seller (and Purchaser waives any actual or perceived conflict of interest in connection therewith). Purchaser acknowledges and agrees that Seller shall have sole control of the Ongoing Lawsuit, including the right to compromise and/or settle the same or cause the same to be tried and to take, conduct, withdraw and/or settle appeals; provided, however, Purchaser’s consent shall be required in connection with any lease modification or amendment negotiated as part of any settlement or any modification or release of such tenant’s obligations arising from and after the Closing Date, which such consent shall not be withheld with respect to an extension of the lease term not to exceed nine months at then current rental rates under the Lease, and which consent shall not otherwise be unreasonably withheld. Seller shall keep Purchaser reasonably informed as to the status of the Ongoing Lawsuit and consult with Purchaser with respect thereto following request. Purchaser shall reasonably cooperate with Seller in connection with the Ongoing Lawsuit including, without limitation, executing all instruments and documents which may reasonably be requested in order to facilitate defending, settling or appealing the Ongoing Lawsuit. If Seller shall elect to settle the Ongoing Lawsuit, Seller shall be responsible for the cost of settlement (but shall not be required to compensate Purchaser for the economic impact of any lease extension not exceeding nine months as long as such extension is at then current rental rates under the lease). Any payments or reimbursements made or required to be made to Tenant or its representatives in connection with the Ongoing Lawsuit, whether in connection with a settlement, judgment or otherwise, shall be paid by Seller at its sole expense; however, Seller shall not be required to compensate Purchaser for the economic impact of any lease extension not exceeding nine months as long as such extension is at then current rental rates under the lease. The terms and provisions of this Section 4.4(g) will survive Closing.
4.5    Representations and Warranties of Purchaser.
(a)    Organization, Authorization and Consents. Purchaser is a duly organized and validly existing entity under the laws of its state of formation. Purchaser has the right, power

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and authority to enter into this Agreement and to purchase the Asset in accordance with the terms and conditions of this Agreement.
(b)    Action of Purchaser, Etc. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and on the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, this Agreement and such document will constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
(c)    No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions of this Agreement, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.
(d)    Litigation. To Purchaser’s knowledge, Purchaser has received no written notice that any action or proceeding is pending or threatened, with respect to the validity of this Agreement or any action taken or to be taken pursuant to this Agreement.
(e)    OFAC. Purchaser (i) is not named on any OFAC List, (ii) is not included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship, or services of any kind to, or otherwise knowingly associated with any of the persons, entities or governments referred to or described in any OFAC List, or (iii) has not knowingly conducted business with or knowingly engaged in any transaction with any person, entity or government named on any OFAC List, or any person, entity or government included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or, to Purchaser’s knowledge, otherwise associated with any of the persons, entities or governments referred to or described in any OFAC List.
The representations and warranties made in this Agreement by Purchaser will be continuing and will be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date subject to Purchaser’s right to update such representations and warranties by written notice to Seller and in Purchaser’s certificate to be delivered pursuant to Section 5.2(d). All representations and warranties made in this Agreement by Purchaser will survive the Closing for a period of one (1) year. On the expiration of the one (1) year period, all representations and warranties will be of no further force or effect except to the extent that with respect to any particular alleged breach, Seller gives Purchaser written notice prior to the expiration of the one (1) year period of such alleged breach with reasonable detail as to the nature of such breach and files an action against Purchaser within ninety (90) days after the giving of such notice.
ARTICLE 5
CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS

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5.1    Seller’s Closing Deliveries. As a condition precedent to Purchaser’s delivery to Seller of the Purchase Price, Seller will obtain or execute and deliver to Purchaser at Closing the following documents, all of which will be duly executed by Seller and acknowledged and notarized where required:
(a)    Deeds. A special warranty deed in the form attached as SCHEDULE 1-A (the “Warranty Deed”) describing the property using the legal description set forth on EXHIBIT “A” attached hereto, subject only to the Permitted Exceptions and a quitclaim deed in the form attached as SCHEDULE 2-A describing the property using the legal description set forth on the Updated Survey (the “Quitclaim Deed”; together with the Warranty Deed, collectively, the “Deeds”);
(b)    Bill of Sale. A bill of sale for the Personal Property in the form attached as SCHEDULE 2 (the “Bill of Sale”);
(c)    Assignment and Assumption of Leases, Guaranties and Security Deposits. Two (2) counterparts of the Assignment and Assumption of Leases in the form attached as SCHEDULE 3;
(d)    Assignment and Assumption of Operating Agreements. Two (2) counterparts of the Assignment and Assumption of Operating Agreements in the form attached as SCHEDULE 4;
(e)    General Assignment. An assignment of the Intangible Property in the form attached as SCHEDULE 5 (the “General Assignment”);
(f)    Seller’s Affidavit. An owner’s affidavit substantially in the form attached as SCHEDULE 6 (“Seller’s Affidavit”);
(g)    Seller’s Certificate. A certificate in the form attached as SCHEDULE 7 (“Seller’s Certificate”);
(h)    FIRPTA Certificate. A FIRPTA Certificate in the form attached as SCHEDULE 8;
(i)    Evidence of Authority Such documentation as may reasonably be required by Purchaser’s title insurer to establish that the execution and delivery of the documents required under this Agreement are duly authorized, executed and delivered;
(j)    Settlement Statement A settlement statement, prepared by Seller and approved by Purchaser, setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement (only one consolidated settlement statement will be prepared);
(k)    Surveys and Plans. Such surveys, site plans, plans and specifications, and other matters relating to the Asset as are in the possession of Seller to the extent not previously delivered to Purchaser;

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(l)    Leases and Guaranties. To the extent the same are in Seller’s possession, original executed counterparts of the Leases and Guaranties;
(m)    Tenant Estoppel Certificates. All originally executed Tenant Estoppel Certificates as may be in Seller’s possession or control;
(n)    Notices of Sale to Tenants. Seller will join with Purchaser in executing a notice, in form and content reasonably satisfactory to Seller and Purchaser (the “Tenant Notices of Sale”), which Seller and Purchaser will send on the date of Closing to each tenant under the Leases informing such tenant of the sale of the Asset and of the assignment to and assumption by Purchaser of the Leases and the Security Deposits and directing that all rent and other sums payable for periods after the Closing under such Lease will be paid as set forth in the notices;
(o)    Other Notices of Sale. Seller will join with Purchaser in executing notices, in form and content reasonably satisfactory to Seller and Purchaser (the “Other Notices of Sale”), which Seller and Purchaser will send on the date of Closing to each service provider under the Operating Agreements and Commission Agreements (as the case may be) assumed by Purchaser at Closing informing such service provider of the sale of the Asset and of the assignment to and assumption by Purchaser of Seller’s obligations under the Operating Agreements and Commission Agreements arising after the Closing Date and directing that all future statements or invoices for services under such Operating Agreements and/or Commission Agreements for periods after the Closing be directed to Seller or Purchaser as set forth in the notices. Furthermore, Seller will join with Purchaser in executing such other notices as are required by applicable city of Houston ordinances or other laws relating to, by way of example, the applicability of restrictive covenants against the Asset (if any) and the existence of any special management district (e.g. the Post Oak Management District) in which the Asset is located;
(p)    Keys and Records. All of the keys to any door or lock for the Improvements and the original tenant files and other books and records (excluding any appraisals, budgets, strategic plans for the Asset, internal analyses, information regarding the marketing of the Asset for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller or Seller’s Asset manager which Seller deems proprietary) relating to the Asset in Seller’s possession;
(q)    Audit Letter. Three (3) counterparts of the audit representation letter from Seller to Frazier & Deeter LLC, containing the Confirmations referenced in Section 4.1(q), in the form agreed to by the parties (the “Audit Letter”).
(r)    Reserved;
(s)    Reserved;
(t)    Reserved;
(u)    Reserved;

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(v)    Domain Name Transfer Agreement. Two (2) counterparts of the Domain Name Transfer Agreement executed by Seller. Additionally, Seller shall use commercially reasonable efforts to cause Cassidy Turley to execute two (2) counterparts of the Domain Name Transfer Agreement prior to Closing. If Cassidy Turley does not execute two (2) counterparts of the Domain Name Transfer Agreement prior to Closing, Seller shall continue to use commercially reasonable efforts to cause Cassidy Turley to execute same as soon as possible after the Closing; and
(w)    Other Documents. Such other documents as are reasonably requested by Purchaser’s counsel to effectuate the purposes and intent of this Agreement, provided same do not increase Seller’s obligations or decrease Seller’s rights under this Agreement.
5.2    Purchaser’s Closing Deliveries. Purchaser will execute and deliver to Seller at Closing the following documents (which, as applicable, will be delivered to each Seller with respect to the portion of the Asset it owns), all of which will be duly executed, acknowledged and notarized where required:
(a)    Assignment and Assumption of Leases. Two (2) counterparts of the Assignment and Assumption of Leases;
(b)    Assignment and Assumption of Operating Agreements. Two (2) counterparts of the Assignment and Assumption of Operating Agreements;
(c)    Reserved;
(d)    Purchaser’s Certificate. A certificate in the form attached as SCHEDULE 9 (“Purchaser’s Certificate”), evidencing the reaffirmation of the truth and accuracy in all material respects of Purchaser’s representations, warranties and agreements contained in Section 4.5, with such modifications as may be appropriate in light of any change in circumstances since the Effective Date;
(e)    Notices of Sale to Tenants. The Tenant Notices of Sale;
(f)    Notices of Sale to Service Contractors and Leasing Agents. The Other Notices of Sale;
(g)    Settlement Statement A settlement statement prepared by Seller and approved by Purchaser setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;
(h)    Evidence of Authority. Evidence of Purchaser’s authority, authorizing the purchase contemplated in this Agreement, the execution and delivery of the documents required under this Agreement, and designating the signatures of the persons who are to execute and deliver all such documents on behalf of Purchaser or if Purchaser is not a corporation, such documentation as Seller may reasonably require;

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(i)    Audit Letter. Three (3) counterparts of the Audit Letter executed by Purchaser and Cousins Properties Incorporated;
(j)    Reserved;
(k)    Reserved;
(l)    Domain Name Transfer Agreement. Two (2) counterparts of the Domain Name Transfer Agreement executed by Purchaser; and
(m)    Other Documents. Such other documents as are reasonably requested by Seller’s counsel to effectuate the purposes and intent of this Agreement, provided same do not increase Purchaser’s obligations or decrease Purchaser’s rights under this Agreement; and
5.3    Closing Costs. Seller will pay the attorneys’ fees of Seller, the “basic” title insurance premium for a standard form (Form T-1) Texas Owner’s Policy of Title Insurance issued by the Title Company in the State of Texas with coverage in the amount of the Purchase Price and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Asset. Purchaser will pay the cost of the recording of the Deeds, any updates to the Title Commitment, the amount by which the title insurance premium costs for the Owner’s Policy of Title Insurance and all endorsements thereto (including limiting the survey exception to shortages in area) exceeds the “basic” title insurance premium for a standard form Texas Owner’s Policy of Title Insurance with coverage in the amount of the Purchase Price, any lender’s title insurance premium and any endorsement fees, the cost of reimbursing Seller for the Updated Survey, the cost of the Updated Survey, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in the performance of Purchaser’s due diligence inspection of the Asset and in closing and consummating the purchase and sale of the Asset.
5.4    Prorations and Credits. The items in this Section 5.4 will be prorated or credited, as specified, between Seller and Purchaser as of 11:59 p.m. of the day prior to Closing, so that Seller receives all income and pays all expenses through the day prior to the Closing Date, and Purchaser receives all income and pays all expenses from and after the Closing Date:
(a)    Taxes. All general and special real estate taxes and assessments imposed by any governmental authority (“Taxes”) for the year in which the Closing occurs will be prorated between Seller and Purchaser as of the Closing Date. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Taxes will be prorated for such calendar year or other applicable tax period based upon the prior year’s tax bill. If Purchaser shall file an appeal for the 2013 Taxes, Purchaser shall agree to keep Seller reasonably informed on a reasonable basis as to the status and progress of such appeal, and Seller agrees to reasonably cooperate with Purchaser in connection with such appeal. Any reduction in Taxes will be reflected in the reproration of Taxes in Section 5.4(b) below and the year end reconciliation in Section 5.4(g). In connection with the proration of Taxes, Seller and Purchaser will prorate any fee (including any contingency fee) charged by Purchaser’s tax consultant, which will be due as a result of the appeal of 2013 Taxes.

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(b)    Reproration of Taxes. If applicable, following Closing and within thirty (30) days after Purchaser’s receipt of final bills for Taxes, Purchaser will prepare and present to Seller a calculation of the reproration of such Taxes based upon the actual amount of such Taxes for the year in which the Closing occurs. The parties will make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Purchaser’s calculation and appropriate back-up information. In addition, if Taxes are appealed for 2013, each party will be entitled to its proportionate share of any refund or reduction in Taxes (after deduction by Purchaser of its actual third party costs of the appeal), and Seller and Purchaser will again reprorate Taxes, as applicable, when the appeal is finalized. The provisions of this Section 5.4(b) will survive the Closing.
(c)    Rents and Other Income. Rents and any other amounts paid to Seller by the tenants will be prorated as of the Closing Date and be adjusted against the Purchase Price on the basis of a schedule which will be prepared by Seller and delivered to Purchaser for Purchaser’s review and approval prior to Closing. Seller and Purchaser will prorate all rents, additional rent, percentage rent, common area maintenance charges, operating expense contributions, tenant reimbursements and escalations, and all other payments under the Leases received as of the Closing Date. Seller will retain rent payments paid by tenants and which are attributable to the period through the day prior to the Closing Date. Seller will retain operating expense payments paid by tenants and applicable to those expenses paid or payable by Seller through the day prior to the Closing Date for which Seller is entitled to reimbursement under the Leases (including, without limitation, Taxes, charges for appeals relating to Taxes to the extent permitted under the Leases, and insurance). The expenses will be reasonably estimated if not ascertainable as of the Closing Date. The expenses will be readjusted as provided in Section 5.4(g) below when actual amounts are determined. Seller agrees to and will pay to Purchaser, upon receipt, any rents or other payments by tenants under their respective Leases that apply to periods from and after the Closing or expenses incurred by Purchaser after Closing but which are received by Seller after Closing. Purchaser agrees to pay to Seller, upon receipt, any rents or other payments by tenants under their respective Leases that apply to periods prior to Closing or expenses incurred by Seller prior to Closing but which are received by Purchaser after Closing, after having applied any such rents or payments to sums owing with respect to the period after the Closing. It is understood and agreed that Purchaser will not be legally responsible to Seller for the collection of any rents or other charges payable with respect to the Leases which are delinquent or past due as of the Closing Date; but Purchaser agrees that Purchaser will send monthly notices for a period of one (1) year in an effort to collect any rents and charges not collected as of the Closing Date.
To the extent there are any payments made to or by Seller under any Permitted Exceptions (or any recorded documents that benefit the Land) (for example, reciprocal easement agreements or other cost-sharing agreements) such amounts will be appropriately prorated between Seller and Purchaser.
The provisions of this Section 5.4(c) will survive the Closing.
(d)    Percentage Rents. Percentage rents, if any, collected by Purchaser from any tenant under such tenant’s Lease for the percentage rent accounting period in which the Closing occurs will be prorated between Seller and Purchaser as of the Closing Date, as, if, and when received

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by Purchaser. Seller’s pro rata share will be an amount equal to the total percentage rentals paid for such percentage rent accounting period under the applicable Lease multiplied by a fraction, the numerator of which will be the number of days in such accounting period prior to Closing and the denominator of which will be the total number of days in such accounting period. The provisions of this Section 5.4(d) will survive the Closing for a period of one (1) year.
(e)    Credit for Tenant Concessions and Free Rent; Leasing Costs. At Closing, Purchaser will receive a credit against the Purchase Price in the aggregate amount of $1,676,249.49 for the Tenant Concessions, remaining free rent and tenant improvement rent credits, as shown on EXHIBIT “N”. Purchaser will be responsible for and assume the Tenant Concessions, remaining free rent and tenant improvement rent credits described on EXHIBIT “K”. Purchaser will not be required to reimburse Seller for, and Seller will be responsible for payment of, any Leasing Commissions under existing leases to the extent due prior to the Closing Date.  From and after the Closing Date, Purchaser will be responsible for and assume the Leasing Commissions to the extent due from and after the Closing Date. At Closing, Leasing Costs (as hereinafter defined) shall be prorated and a credit shall be given to Seller, based on the actual number of days elapsed during the term of the applicable Approved Lease (as hereinafter defined) following the rent commencement date of such Approved Lease. For purposes of this Section 5.4(e), (i) the term “Leasing Costs” shall collectively mean Leasing Commissions, Tenant Concessions and other out of pocket expenses, including reasonable attorneys’ fees incurred by Seller in connection with an Approved Lease, and (ii) the term “Approved Lease” shall mean a renewal or expansion of any existing Lease or new Lease entered into after the Effective Date and approved by Purchaser in accordance with Section 4.4(a).
(f)    Security Deposits. Purchaser will receive at Closing a credit for all Security Deposits held by Seller under the Leases. Seller will, at Seller’s expense, assign to Purchaser any letters of credit held as Security Deposits under the Leases.
(g)    Utilities; Operating Expenses; Year End Reconciliation. Seller will cooperate with Purchaser to transfer utilities to Purchaser’s name effective as of the Closing in a manner so as to avoid any interruption of utilities. The parties will request all utility suppliers to read the utility meters so that the final bill is issued to Seller with charges through the day prior to Closing and Seller will be responsible for all utility charges through the day prior to Closing and Purchaser will be responsible for all utility charges from and after the day of Closing. Personal property taxes (if any), installment payments of special assessment liens, sewer charges, and normally prorated operating expenses actually paid or payable by Seller as of the Closing Date (which will include expenses under all Operating Agreements which, even if terminated at or prior to Closing as provided in Section 3.5, continue by their terms for a period after Closing) will be prorated as of the Closing Date and adjusted against the Purchase Price. Within ninety (90) days after the Closing, Purchaser and Seller will make a further adjustment for such expenses which may have accrued or been incurred prior to the Closing Date, but which were not paid as of the Closing Date. In addition, within ninety (90) days after the close of the fiscal year(s) used in calculating the pass-through to tenants of operating expenses and/or common area maintenance costs under the Leases (where such fiscal year(s) include(s) the Closing Date), Purchaser will prepare year-end reconciliation statements and submit them to Seller for Seller’s review and reasonable approval. Seller will cooperate with

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Purchaser after the Closing in all reasonable respects to assist Purchaser in its preparation of year-end reconciliation statements. Purchaser will deliver reconciliation statements to the tenants. Seller and Purchaser will re-prorate, on a fair and equitable basis, all rents and income prorated pursuant to this Section 5.4 as well as all expenses prorated pursuant to this Section 5.4. Purchaser will pay any amount owed to Seller within one hundred twenty (120) days after the close of the fiscal year or, as applicable, Seller will pay any amounts owed to Purchaser within such time period. When reconciliations are done, all prorations of rent and other income will be made based on the cumulative amounts collected from tenants in such fiscal year and applied first to actual expense amounts paid by Seller prior to the Closing Date and then to Purchaser for actual expense amounts paid by Purchaser from and after the Closing Date. Purchaser acknowledges and agrees that Seller shall have sole control of the pending tax appeal for 2012 Taxes, including the right to compromise and/or settle the same. Seller shall be solely responsible for payment to tenants of their respective proportionate share of any tax adjustment for calendar year 2012 Taxes, including any refund or credit that may be due under the Leases as a result of such tax appeal. The provisions of this Section 5.4(g) will survive the Closing.
ARTICLE 6
CONDITIONS TO CLOSING
6.1    Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser to consummate the transaction contemplated under this Agreement are conditioned on the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Purchaser in its sole discretion by written notice to Seller at or prior to the Closing Date:
(a)    Seller has delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including, but not limited to Section 5.1;
(b)    Seller has performed, in all material respects, all covenants, agreements and undertakings of Seller contained in this Agreement;
(c)    All representations and warranties of Seller as set forth in this Agreement are true and correct in all material respects as of the date of this Agreement and as of Closing;
(d)    All conditions precedent under the Terminus 100 Contract shall have been satisfied and the Venture shall have been formed and have acquired (or be prepared to acquire contemporaneously with the Closing) the Venture Property;
(e)    Tenant Estoppel Certificates from tenants under the Leases constituting at least eighty percent (80%) of the leased space within the Asset will have been delivered to Purchaser, with each such estoppel certificate (i) to be substantially in the form attached as EXHIBIT “I”; provided, however, if a tenant’s Lease provides for a different form of estoppel, Seller will initially deliver to such tenant a Tenant Estoppel Certificate in the form attached as EXHIBIT “I”, but if the tenant will only sign an estoppel in the form required by such Lease, then such estoppel form will be sufficient to satisfy the requirements set forth in this Section 6.1(e) so long as such form

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contains substantially the same provisions as EXHIBIT “I”, (ii) to be dated within thirty (30) days prior to the Closing Date, (iii) to confirm the material terms of the applicable Lease, as contained in the copies of the Leases obtained by or delivered to Purchaser, and (iv) to confirm the absence of any material defaults under the applicable Lease as of the date of the certificate. The delivery of the Tenant Estoppel Certificates will be a condition of Closing, and the failure or inability of Seller to obtain and deliver the Tenant Estoppel Certificates will not constitute a default by Seller under this Agreement. If a tenant fails to return a signed Tenant Estoppel Certificate within fifteen (15) days after Seller delivers the Tenant Estoppel Certificate for execution by such tenant, Purchaser will have the right to contact the tenant and request delivery of such Tenant Estoppel Certificate, provided, however, that no actions by Purchaser shall be in violation of such tenant’s Lease.
In the event any of the conditions in this Section 6.1 have not been satisfied (or otherwise waived in writing by Purchaser) prior to or on the Closing Date, Purchaser has the right to terminate this Agreement by written notice to Seller given prior to the Closing, and (i) Escrow Agent will promptly return the Earnest Money to Purchaser; and (ii) upon such return, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, Seller and Purchaser will have no other or further rights or obligations under this Agreement.
6.2    Conditions Precedent to Seller’s Obligations. The obligations of Seller to consummate the transaction contemplated under this Agreement will in all respects be conditioned on the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Seller in its sole discretion by written notice to Purchaser at or prior to the Closing Date:
(a)    Seller has received the Purchase Price, as adjusted pursuant to the terms and conditions of this Agreement, payable in the amount and in the manner provided for in this Agreement;
(b)    Purchaser has delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including, but not limited to Section 5.2;
(c)    Purchaser has performed, in all material respects, all covenants, agreements and undertakings of Purchaser contained in this Agreement
(d)    All representations and warranties of Purchaser as set forth in this Agreement are true and correct in all material respects as of the date of this Agreement and as of Closing; and
(e)    All conditions precedent under the Terminus 100 Contract shall have been satisfied and the Venture shall have been formed and have acquired (or be prepared to acquire contemporaneously with the Closing) the Venture Property.
ARTICLE 7
CASUALTY AND CONDEMNATION
7.1    Casualty. Risk of loss up to and including the Closing Date will be borne by Seller. In the event of any immaterial damage or destruction to the Asset, Seller and Purchaser will proceed

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to close under this Agreement, and Purchaser will receive (and Seller will assign to Purchaser at the Closing Seller’s rights under insurance policies to receive and pay to Purchaser any proceeds received prior to the Closing Date) any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Purchaser will receive a credit at Closing for any uninsured damage or deductible under the insurance policies. Seller will cooperate with Purchaser after the Closing in all reasonable respects to assist Purchaser in obtaining the insurance proceeds from Seller’s insurers. For purposes of this Agreement, the term “immaterial damage or destruction” means such instances of damage or destruction: (i) which can be repaired or restored at a cost of $1,250,000.00 or less; (ii) which are not so extensive as to allow any tenant occupying more than 50,000 square feet to terminate its Lease on account of such damage or destruction; (iii) in which Seller’s rights under its rent loss insurance policy covering the Asset are assignable to Purchaser and will continue pending restoration and repair of the damage or destruction, and (iv) which do not materially interfere with access to or parking at the Asset.
In the event of any material damage to the Asset, Purchaser may, at its option, by giving notice to Seller within the earlier of twenty (20) days after Purchaser is notified by Seller of such damage or destruction, or the Closing Date (but in no event will Purchaser have less than ten (10) days after Purchaser is notified by Seller of such damage or destruction to make the decision) (and if necessary the Closing Date will be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement, and Escrow Agent will promptly return the Earnest Money to Purchaser, and, after such return, the rights, duties, obligations and liabilities of the parties under this Agreement will immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, or (ii) proceed to close under this Agreement, receive (and Seller will assign to Purchaser at the Closing Seller’s rights under insurance policies to receive and pay to Purchaser any proceeds received prior to the Closing) any insurance proceeds (including any rent loss insurance applicable to the period on or after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds), Purchaser will assume responsibility for such repair, and Purchaser will receive a credit at Closing for any uninsured amounts and any deductible under the insurance policies. If Purchaser fails to deliver to Seller notice of its election within the period set forth above, Purchaser will be deemed to have elected clause (i) of the preceding sentence. If Purchaser elects clause (ii) above, Seller will cooperate with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from Seller’s insurers. For purposes of this Agreement “material damage or destruction” means all instances of damage or destruction that are not immaterial, as defined above.
7.2    Condemnation. If, prior to the Closing, all or any material part of the Asset or access thereto (as reasonably determined by Purchaser) is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or a sale in lieu), or if Seller has received written notice that any material condemnation action or proceeding with respect to the Asset is contemplated by a body having the power of eminent domain, Seller will give Purchaser prompt written notice, and Purchaser may by giving written notice to Seller within ten (10) days after the receipt of such notice from Seller, elect to cancel this Agreement. If Purchaser chooses to cancel this Agreement in accordance with this

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Section 7.2, then the Earnest Money will be returned promptly to Purchaser by Escrow Agent and, after such return, the rights, duties, obligations, and liabilities of the parties under this Agreement will immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. If Purchaser does not elect to cancel this Agreement, the sale of the Asset will be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller will pay, assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards applicable to the Asset that have been or that may be made for such taking. Seller will cooperate with Purchaser after the Closing to assist Purchaser in obtaining any condemnation award Purchaser is entitled to under this Agreement.
7.3    Survival. The provisions of this Article 7 will survive the Closing for a period of one (1) year.
ARTICLE 8
DEFAULT AND REMEDIES
8.1    Purchaser’s Default. If the transaction contemplated by this Agreement does not close on account of Purchaser’s default, Seller will be entitled, as its sole remedy at law and in equity, to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for such default of Purchaser. The parties acknowledge that it is impossible to estimate more precisely the damages which might be suffered by Seller on Purchaser’s default, and that the Earnest Money is a reasonable estimate of Seller’s probable loss in the event of default by Purchaser. Seller’s retention of the Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain the Earnest Money as full liquidated damages is Seller’s sole and exclusive remedy in the event of a default by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it will not) sue Purchaser: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Earnest Money. The foregoing liquidated damages provision will not apply to or limit Purchaser’s liability for Purchaser’s obligations under Sections 3.1(b), 3.1(c), 3.7, and 10.1 of this Agreement. Purchaser waives and releases any right to (and hereby covenants that it will not) sue Seller or seek or claim a refund of the Earnest Money on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.
8.2    Seller’s Default. If the transaction contemplated by this Agreement does not close on account of Seller’s default, Purchaser will be entitled, as its sole remedy, to receive the prompt return of the Earnest Money from Escrow Agent, and seek recovery of Purchaser’s actual out-of-pocket expenses incurred in connection with this Agreement and Purchaser’s review and inspection of the Asset (such amount to not exceed $500,000.00). Purchaser expressly waives its rights to seek damages in the event of Seller’s default.
ARTICLE 9
ASSIGNMENT

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9.1    Assignment. Subject to the next following sentence, this Agreement is not assignable by Purchaser without the written consent of Seller. Notwithstanding the foregoing to the contrary, this Agreement and Purchaser’s rights may be transferred and assigned to an affiliate of Cousins Properties Incorporated. For the purposes of this Agreement, an “affiliate” means an entity controlled by or under common control with the entity in question. Any assignee or transferee under any such assignment or transfer by Purchaser as to which Seller’s written consent has been given or as to which Seller’s consent is not required will expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement by written instrument delivered to Seller as a condition to the effectiveness of the assignment. No assignment will relieve the original Purchaser of any duties or obligations under this Agreement, and the written assignment and assumption instrument will expressly so provide. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of Seller and Purchaser and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and will not be construed to create any rights in or to be enforceable in any part by any other persons.
ARTICLE 10
BROKERAGE COMMISSIONS
10.1    Broker. Seller will indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Purchaser ever suffers or incurs because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Asset, and arising out of any acts or agreements of Seller. Likewise, Purchaser will indemnify and hold Seller free and harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Seller ever suffers or incurs because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Asset and arising out of the acts or agreements of Purchaser. This Section 10.1 will survive the Closing or any earlier termination of this Agreement.
ARTICLE 11
MISCELLANEOUS
11.1    Notices. Wherever any notice or other communication is required or permitted under this Agreement, such notice or other communication must be in writing and must be delivered by overnight courier for next Business Day delivery, hand, facsimile transmission, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set out below or at such other addresses as are specified by written notice by a party to this Agreement:

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SELLER:	J.P. Morgan Investment Management Inc. 270 Park Avenue, 7th Floor New York, NY 10017 Attention: Virgilio V. De La Piedra Facsimile: (212) 648-2264

And to:	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attention: Steven P. Moskowitz, Esq. Facsimile: (212) 806-6006

PURCHASER:	Cousins Properties Incorporated 191 Peachtree Street Suite 500 Atlanta, Georgia 30303-1740 Attention: Corporate Secretary Facsimile: (404) 407-1641

with a copy to:	Troutman Sanders LLP 600 Peachtree Street, N.E. Suite 5200 Atlanta, Georgia 30308-2216 Attention: Maureen Theresa Callahan Facsimile: (404) 962-6520

Any notice or other communication (i) mailed will be deemed effectively given or received on the third (3rd) business day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand will be deemed effectively given or received upon receipt or refusal, and (iii) sent by facsimile transmission will be deemed effectively given or received on the date of transmission of such notice and confirmation of such transmission if such transmission is made on a Business Day and received on or before 5:00 p.m. Eastern Time on such Business Day (otherwise, it will be deemed received on the next Business Day after the day of transmission of such notice and confirmation of such transmission, provided a second copy of the notice is sent by another permitted method). Notice by either party may be given by the attorneys for such party.
11.2    Possession. Full and exclusive possession of the Asset, subject to the Permitted Exceptions and the rights of the tenants under the Leases, will be delivered by Seller to Purchaser on the Closing Date.
11.3    Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required under this Agreement must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period will be automatically extended through the close of business on the next regularly scheduled Business Day.

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11.4    Publicity. The parties agree that, prior to and after Closing, no party will, with respect to this Agreement and the transactions contemplated by this Agreement, contact or conduct negotiations with public officials, make any public announcements or issue press releases to any third party without the prior written consent of the other party unless required by law, including as may be required under any SEC regulations applicable to either Seller or Purchaser (or their affiliates). Seller and Purchaser will each have the right to approve the press release of the other party issued in connection with the Closing, which approval will not be unreasonably withheld. No party will record this Agreement or any notice of this Agreement. This provision will expressly survive Closing.
11.5    Discharge of Obligations. The acceptance by Purchaser of the Warranty Deed will be deemed to constitute the full performance and discharge of each and every warranty and representation made by Seller and Purchaser and every agreement and obligation on the part of Seller and Purchaser to be performed pursuant to the terms of this Agreement, except those warranties, representations, covenants and agreements which are specifically provided in this Agreement to survive Closing.
11.6    Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application of the provision to any person or circumstance, is, for any reason and to any extent held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected and will be enforced to the greatest extent permitted by law.
11.7    Construction. This Agreement will not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any exhibits or amendments.
11.8    Survival. Except for those provisions of this Agreement which are stated to expressly survive the Closing or the earlier termination of this Agreement, the provisions of this Agreement will merge into the execution and delivery of the Warranty Deed from Seller to Purchaser.
11.9    General Provisions. No failure of either party to exercise any power given under this Agreement or to insist on strict compliance with any obligation specified in this Agreement, and no custom or practice at variance with the terms of this Agreement, will constitute a waiver of either party’s right to demand exact compliance with the terms of this Agreement. This Agreement contains the entire agreement of Seller and Purchaser, and no representations, inducements, promises, or agreements, oral or otherwise, not embodied in this Agreement or are or will be of any force or effect. Any amendment to this Agreement must be in writing and executed by both Seller and Purchaser. Subject to the provisions of Section 9.1, the provisions of this Agreement will inure to the benefit of and be binding on the parties and their respective heirs, legal representatives, successors, and permitted assigns. Time is of the essence in this Agreement. The

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headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement will be construed and interpreted under the laws of the State in which the Asset is located. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender will include all genders, and all references to the singular will include the plural and vice versa.
11.10    Attorneys’ Fees. If Purchaser or Seller brings an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action will be entitled to recover court costs and reasonable attorneys’ fees actually incurred from the non-prevailing party.
11.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together will constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile or email (in PDF format), and the signature page of either party to any counterpart may be appended to any other counterpart.
11.12    Jury Trial. SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.
11.13    Reporting. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code (the “Code”) and any related reporting requirements of the Code, the parties hereto agree as follows:
(a)    to provide to the Title Company all information and certifications regarding such party, as reasonably requested by the Title Company or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and
(b)    to provide to the Title Company such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Title Company), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Title Company is correct.
11.14    Governing Law. This Agreement, shall be construed and enforced in accordance with the laws of the State of Texas.
11.15    Cooperation with Exchange. Purchaser may desire to effect the transaction in a manner so as to qualify as a like-kind exchange under Internal Revenue Code Section 1031, and the associated regulations. Accordingly, Seller agrees to use reasonable efforts to accommodate Purchaser in effectuating a like-kind exchange pursuant to Section 1031 of the Code provided however, that (a) such exchange will not delay or otherwise adversely affect the Closing, (b) Purchaser shall indemnify, save and hold harmless Seller of, from and against any loss, cost, damage, tax, expense or adverse consequence (including attorneys’ fees) incurred by Seller in connection with Purchaser’s like-kind exchange, (c) all documents to be executed by Seller in connection with

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such exchange shall be subject to the approval of Seller, and shall expressly state, without qualification, that such party (x) is acting solely as an accommodating party to such exchange, (y) shall have no liability with respect thereto, and (z) is making no representation or warranty that the transactions qualify as a tax-free exchange under Section 1031 of the Code or any applicable state or local laws, (d) in no event shall Seller be obligated to acquire any property or otherwise be obligated to take title, or appear in the records of title, to any property in connection with such exchange, and (e) in no event shall Seller be obligated to execute any note, contract, or other document providing for any personal liability.
11.16    Survival. The provisions of this Article 11 will survive the Closing or any earlier termination of this Agreement.
[No further text on this page. Signatures commence on following page.]

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Seller and Purchaser have executed this Agreement by their duly authorized representatives as of the Effective Date.

SELLER:

CRESCENT POC INVESTORS, L.P., a Delaware limited partnership

By:	Crescent POCI GP, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

PURCHASER:

COUSINS POC I LLC, a Georgia limited liability company

By:	Cousins Properties Incorporated, a Georgia corporation, its Sole Member

By:
Name:
Title:

(CORPORATE SEAL)

[Signatures continued on following page]

JOINDER OF GUARANTOR

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To further induce Purchaser to enter into this Agreement, Crescent Big Tex I, L.P. (“Guarantor”), has executed this Agreement solely to evidence its guarantee of, and Guarantor hereby unconditionally and irrevocably guarantees to Purchaser, the payment of all claims, losses, damages, liabilities, costs and expenses of Purchaser, including reasonable attorneys’ fees and disbursements, arising out of or in connection with (i) the breach of Seller’s representations, warranties and covenants set forth in this Agreement or in the documents and instruments delivered in connection with the Closing, and (ii) all of Seller’s post-Closing obligations to Purchaser pursuant to the terms of this Agreement and the documents and instruments delivered in connection with the Closing. Guarantor acknowledges that it is a principal in Seller and will receive substantial economic and other benefits from the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement. Guarantor warrants and represents that Guarantor presently has a net worth of not less than $100,000,000.00. Seller and Guarantor shall be jointly and severally liable to Purchaser under this Joinder. Guarantor shall have no other obligations hereunder or under any other document executed in connection with the transactions contemplated hereby. The obligations of Guarantor constitutes a guaranty of payment and not of collection. Guarantor hereby waives any and all (i) defenses, offsets, counterclaims, demands, protests, presentments and notices of every kind and nature, (ii) legal requirements that Purchaser institute any action or proceeding at law or in equity against Seller or any other person or entity, and (iii) rights to which he may be entitled by virtue of any suretyship law. The obligations, covenants, agreements and duties of Guarantor under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following, without the necessity of any notice to, or further consent of, Guarantor: (a) the extension of the time for the payment or performance of all or any portion of the guaranteed obligations or the extension of time for the payment or performance of any other obligation under, arising out of, or in connection with this Agreement; (b) the supplementing, modification or amendment (whether material or otherwise) of this Agreement; (c) any failure, omission, delay or lack of diligence on the part of Purchaser to enforce, assert or exercise any right, privilege, power or remedy conferred on Purchaser in the Agreement, or any action on the part of Purchaser granting indulgence or extension of any kind; (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, Seller, or any other surety for Seller; or (e) any invalidity of or defect or deficiency in this Agreement. The provisions of this Joinder shall survive Closing for a period of three (3) years.
[Signature Page Follows]

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CRESCENT BIG TEX I, L.P., a Delaware limited partnership

  By: BTEX GP Subsidiary B LLC, a Delaware limited liability company, its general partner

    By: BT I GP Acquisition LLC, a Delaware limited liability company, its sole member

      By: Big Tex Office Acquisition, LLC, a Delaware limited liability company, its sole member

        By: Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, N.A., a trust governed by the laws of the State of New York, its sole member

          By: JPMorgan Chase Bank, N.A., not individually, but solely in its capacity as trustee

            By: ________________________________
                  Name:
                  Title:

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